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                                                                    EXHIBIT 99.1

                              CALDERA SYSTEMS, INC.

                                      PROXY

     SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CALDERA SYSTEMS, INC.

         The undersigned hereby appoints Ransom H. Love and Richard C. Rife, or any one or more of them, each with full power of substitution, the attorneys and proxies of the undersigned to vote the shares of Common Stock of Caldera Systems, Inc., which the undersigned would be entitled to vote if personally present at the 2000 Special Meeting of Stockholders of Caldera Systems, Inc., to be held on __________ __, 2000 at 10:00 a.m. at Caldera Campus, Building 1, 240 West Center Street, Orem, Utah, and at any and all adjournments thereof on the matters set forth on the reverse side. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

         The Board of Directors recommends a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed will be voted as specified below.

         IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE LISTED PROPOSALS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

           (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)


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                              CALDERA SYSTEMS, INC.

PLEASE MARK YOUR VOTES X AS INDICATED [X].

         1. To combine our company with the server and professional services groups of the The Santa Cruz Operation, Inc. ("SCO"), and to issue approximately
18.4 million shares to SCO and employees of the SCO server and professional services groups who join Caldera in connection with this combination and to pay $7 million to SCO. In the combination, Caldera will become a subsidiary of a new parent company, Caldera International, Inc., and SCO will contribute to Caldera International, Inc., the assets of its server and professional services groups.

                FOR [  ]         AGAINST [  ]               ABSTAIN [  ]

         2. To amend our 1999 Omnibus Stock Incentive Plan to increase the number of shares reserved for issuance from 4,105,238 to 6,405,238 and to provide for an automated director option grant program.

                FOR [  ]         AGAINST [  ]               ABSTAIN [  ]

         3. To amend our 2000 Employee Stock Purchase Plan to increase the number of shares reserved for issuance from 500,000 to 2,000,000.

                FOR [  ]         AGAINST [  ]               ABSTAIN [  ]

         4. To amend our Certificate of Incorporation to increase the authorized number of shares of common stock from 75,000,000 to 175,000,000.

                FOR [  ]         AGAINST [  ]               ABSTAIN [  ]

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Please Print the name(s) appearing on each share:

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(Print name as it appears on certificate)

Please sign your name:

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                            (Authorized Signature(s))

Date:
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